SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HIGHWOODS PROPERTIES, INC.

(Name of Registrant as Specified in its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On August 3, 2006

You are cordially invited to attend the annual meeting of stockholders of Highwoods Properties, Inc. to be held on Thursday, August 3, 2006, at 11:00 a.m., at the Raleigh Marriott Crabtree Valley, 4500 Marriott Drive, Raleigh, North Carolina 27612. The principal purpose of this meeting is to elect six directors, ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2006 and transact such other business as may properly come before such meeting or any adjournments.

Only stockholders of record at the close of business on June 1, 2006 will be entitled to vote at the meeting or any adjournments.

Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope in order to ensure representation of your shares. No postage is necessary if the proxy is mailed in the United States. Alternatively, you may vote over the Internet or by telephone by following the instructions on the enclosed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

MACK D. PRIDGEN, III Vice President, General Counsel and Secretary

HIGHWOODS PROPERTIES, INC.

3100 Smoketree Court, Suite 600

Raleigh, North Carolina 27604

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On August 3, 2006

This proxy statement is being furnished to stockholders of Highwoods Properties, Inc. in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held on Thursday, August 3, 2006, at 11:00 a.m., at the Raleigh Marriott Crabtree Valley, 4500 Marriott Drive, Raleigh, North Carolina 27612. The purposes of the meeting are set forth in the notice of meeting. This solicitation is made on behalf of our Board of Directors.

Holders of record of shares of our common stock as of the close of business on the record date, June 1, 2006, are entitled to receive notice of, and to vote at, the meeting. The outstanding common stock constitutes the only class of securities entitled to vote at the meeting and each share of common stock entitles the holder to one vote. At the close of business on the record date, there were 54,136,934 shares of common stock issued and outstanding.

This proxy statement, the form of proxy and the 2005 Annual Report were mailed to stockholders on or about June 16, 2006.

Proposal One, the election of directors, requires the vote of a plurality of all of the votes cast at the meeting, provided that a quorum is present. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

Proposal Two, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2006, requires the affirmative vote of a majority of the votes cast on the proposal, provided that a quorum is present. For purposes of the vote on Proposal Two, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

Shares represented by proxies in the form enclosed, if such proxies are properly executed, returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for director, FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2006 and FOR authorization of the proxy to vote upon such other business as may properly come before the meeting or any adjournments. You may vote by mail, by telephone (toll-free), over the Internet or in person at the meeting.

To vote by mail, sign, date and complete the enclosed proxy card and return it in the enclosed self-addressed stamped envelope. No postage is necessary if the proxy is mailed in the United States. Instructions for voting by using a toll-free telephone number or over the Internet can be found on your proxy card. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions on voting your shares.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our directors are divided into three classes, with approximately one-third of the directors elected by the stockholders annually. The Board of Directors consists of nine members. Since this is our first annual meeting of stockholders since May 18, 2004, the three-year terms of office for current directors who were elected in 2002 and 2003 will expire at this meeting. These directors include Thomas W. Adler, Kay N. Callison, Gene H. Anderson, O. Temple Sloan, Jr. and F. William Vandiver, Jr. Since Sherry A. Kellett was elected by our Board of Directors in November 2005, her term of office will also expire at this meeting.

Thomas W. Adler, Kay N. Callison and Sherry A. Kellett have been nominated for election at the meeting as directors to hold office until the 2008 annual meeting of stockholders and until their successors are elected and qualified. Gene H. Anderson, O. Temple Sloan, Jr. and F. William Vandiver, Jr. have been nominated for election at the meeting as directors to hold office until the 2009 annual meeting of stockholders and until their successors are elected and qualified. The Board of Directors recommends a vote FOR each of the nominees as directors to hold office until the expiration of the term for which they have been nominated and until their successors are elected and qualified. Should any one or more of these nominees become unable to serve for any reason, the Board of Directors may designate substitute nominees, in which event the person named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or reduce the number of directors on the Board of Directors.

Nominees for Election to Term Expiring 2008

Thomas W. Adler, 65, has been a director since June 1994. Mr. Adler is chairman of PSF Management Co. in Cleveland, Ohio. Mr. Adler formerly served on the board of directors of the National Association of Realtors and the boards of governors of the American Society of Real Estate Counselors and the National Association of Real Estate Investment Trusts. He is a past national president of the Society of Industrial and Office Realtors. Mr. Adler is currently active in the Urban Land Institute.

Kay N. Callison, 62, has been a director since our merger with J.C. Nichols Company in July 1998. Ms. Callison had served as a director of J.C. Nichols Company since 1982. Ms. Callison is active in charitable activities in the Kansas City metropolitan area.

Sherry A. Kellett, 61, has been a director since November 2005. Ms. Kellett is a certified public accountant. Ms. Kellett served as senior executive vice president and controller of BB&T Corporation from 1995 until her retirement on August 1, 2003. Ms. Kellett had served as corporate controller of Southern National Corporation from 1991 until 1995 when it merged with BB&T Corporation. Ms. Kellett previously served in several positions at Arthur Andersen & Co. Ms. Kellett is a director of MidCountry Financial Corp., a private financial services holding company based in Macon, GA, and is also a board member of the North Carolina School of the Arts Foundation.

Nominees for Election to Term Expiring 2009

Gene H. Anderson, 60, has been a director and senior vice president since our combination with Anderson Properties, Inc. in February 1997. Mr. Anderson manages our Atlanta regional operations and oversees our Piedmont Triad operations. Mr. Anderson served as president of Anderson Properties, Inc. from 1978 to February 1997. Mr. Anderson was past president of the Georgia chapter of the National Association of Industrial and Office Properties and is a national board member of the National Association of Industrial and Office Properties.

L. Glenn Orr, Jr., 66, has been a director since February 1995. Mr. Orr has been president and chief executive officer of The Orr Group since 1995. Mr. Orr was chairman of the board of directors, president and chief executive officer of Southern National Corporation from 1990 until its merger with BB&T Corporation in 1995. He previously served as president and chief executive officer of Forsyth Bank and Trust Co., president of Community Bank in Greenville, S.C. and president of the North Carolina Bankers Association. Mr. Orr is a member of the boards of directors of Medical Properties Trust, Inc., The International Group, Inc., Village Tavern, Inc. and Broyhill Management Fund, and he is chairman of the Wake Forest University board of trustees.

O. Temple Sloan, Jr., 67, is chairman of the Board of Directors, a position he has held since March 1994. Mr. Sloan is chairman and chief executive officer of The International Group, Inc. He is also the lead outside director of Bank of America Corporation and is a director of Lowe’s Companies, Inc.

Incumbent Directors—Term Expiring 2007

Edward J. Fritsch, 47, has been a director since January 2001. Mr. Fritsch became our chief executive officer on July 1, 2004 and our president in December 2003. Prior to that, Mr. Fritsch was our chief operating officer from January 1998 to July 2004 and was a vice president and secretary from June 1994 to January 1998. Mr. Fritsch joined our predecessor in 1982 and was a partner of that entity at the time of our initial public offering in June 1994. Mr. Fritsch serves on the University of North Carolina’s Board of Visitors, the Board of Trustees of St. Timothy’s Episcopal School and the Board of Directors of the Triangle Chapter of the YMCA.

Lawrence S. Kaplan, 63, has been a director since November 2000. Mr. Kaplan is a certified public accountant and retired in 2000 as a partner from Ernst & Young LLP where he was the national director of that firm’s REIT Advisory Services group. Mr. Kaplan has served on the board of governors of the National Association of Real Estate Investment Trusts and

has been actively involved in REIT legislative and regulatory matters for over 20 years. Mr. Kaplan is a director of Maguire Properties, Inc., a publicly traded office REIT based in California, and Feldman Mall Properties, Inc., a publicly traded mall REIT based in Arizona.

F. William Vandiver, Jr., 64, has been a director since July 2002. Mr. Vandiver served as corporate risk management executive at Bank of America from 1998 until his retirement in 2002. Mr. Vandiver is Chairman of the Board of Trustees of Queens University of Charlotte. He also serves on the Presidents Advisory Council of Clemson University, the Board of Trustees of Presbyterian Hospital in Charlotte and the Board of Directors of The International Group, Inc. and as a Senior Advisor to McColl Partners.

Independence of Directors

Under New York Stock Exchange rules, at least a majority of our directors and all of the members of the audit committee and the compensation and governance committee must be independent. The New York Stock Exchange standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The Board of Directors has determined that any relationship or arrangement between us and one or more affiliates of a director that does not require disclosure pursuant to Item 404 of SEC Regulation S-K does not, by itself, preclude a determination of independence (except with respect to members of the audit committee). The Board of Directors has determined that each of Messrs. Adler, Kaplan, Orr, Sloan and Vandiver and Ms. Callison and Ms. Kellett satisfies the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the Board. In addition, none of these directors has ever served as (or is related to) an employee of our company or any of our predecessors or acquired companies or received any compensation from us or any such other entities except for compensation directly related to service as a director. Therefore, we believe that all of these directors, or more than three-fourths of the Board, are independent directors.

Committees of the Board of Directors

Audit Committee.    Our audit committee currently consists of Messrs. Kaplan and Vandiver and Ms. Kellett. Mr. Kaplan serves as chairman of the audit committee. The audit committee approves the engagement of our independent registered public accounting firm, reviews the plans and results of the audit engagement with such firm, approves professional services provided by such firm, reviews the independence of such firm, approves audit and non-audit fees and reviews the adequacy of our internal control over financing reporting. Each member is an independent director and none has accepted any consulting, advisory or other compensatory fee from us other than as set forth below under “Non-Employee Director Compensation.” Further, the Board has determined that each member is financially literate and at least two members, Mr. Kaplan and Ms. Kellett, both of whom are certified public accountants, are financial experts. During 2005, the audit committee held four in-person meetings and 11 conference calls.

Compensation and Governance Committee.    Our compensation and governance committee currently consists of Messrs. Orr and Sloan and Ms. Callison. Mr. Orr serves as chairman of the compensation and governance committee. Each member is an independent director. The compensation and governance committee determines compensation for our executive officers and implements our long-term incentive plans, including the Amended and Restated 1994 Stock Option Plan (the “Stock Option Plan”). The committee also makes recommendations concerning board member qualification standards, director nominees, board responsibilities and compensation, board access to management and independent advisors and management succession. On an annual basis, the compensation and governance committee assesses the appropriate skills and characteristics of existing and new board members. This assessment includes consideration as to the members’ independence, diversity, age, skills and experience in the context of the needs of the Board. The same criteria are used by the compensation and governance committee in evaluating nominees for directorship. See also “—Director Qualifications, Nominations and Evaluations.” During 2005, the compensation and governance committee held four in-person meetings and one conference call.

Investment Committee.    Our investment committee currently consists of Messrs. Adler, Anderson, Fritsch and Sloan. The investment committee oversees the acquisition, new development, redevelopment and asset disposition process. The investment committee generally meets on call to review new opportunities and to make recommendations to the Board of Directors concerning such opportunities.

Executive Committee.    Our executive committee currently consists of Messrs. Adler, Orr, Sloan and Vandiver. In addition, our Chief Executive Officer serves as an ex-officio member of the committee. The executive committee meets on call by the Chairman of the Board of Directors and may exercise all of the powers of the Board of Directors, subject to the limitations imposed by applicable law, the bylaws or the Board of Directors. Each member (other than the Chief Executive Officer) is independent. During 2005, the executive committee held four in-person meetings and seven conference calls.

Meetings of the Board of Directors; Independent Director Executive Sessions

The Board of Directors held four in-person meetings and three conference calls in 2005. At each in-person meeting of the Board of Directors, our independent directors meet in executive session without the presence of any current or former members of management. The Chairman of the Board of Directors (or, in the Chairman’s absence, another independent director designated by the Chairman) has been appointed to preside over such executive sessions. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which the director served. The Board of Directors encourages its members to attend each annual meeting of stockholders. Three members of the Board of Directors attended our last annual meeting.

Director Qualifications, Nominations and Evaluations

In making any nominee recommendations to the Board, the compensation and governance committee will typically consider persons recommended by our stockholders so long as the recommendation is submitted to the committee prior to the date that is 120 days before the anniversary of the mailing of the prior year’s proxy statement. Nominee recommendations, together with appropriate biographical information, should be submitted to the Chairman of the Compensation and Governance Committee, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. The compensation and governance committee may, in its sole discretion, reject any such recommendation for any reason. Since this annual meeting is being held more than 30 days after the anniversary of our last annual meeting on May 18, 2004, the deadline for the submission by stockholders of nominee recommendations for this meeting was January 16, 2006.

According to our corporate governance guidelines, it is the sense of the Board of Directors that directors who change the responsibilities and/or positions they held when they were elected should volunteer to resign from the Board of Directors. It is not the sense of the Board of Directors that in every instance directors who retire or change from the positions they held when they were elected to the Board of Directors should necessarily leave the Board. There should, however, be an opportunity for the Board of Directors through the compensation and governance committee to review the continued appropriateness of director membership under the circumstances. The Board of Directors also believes that it is in our best interests that a director offer to resign as of the end of the three-year term after such director’s 70th birthday. Upon receipt of any such offer to resign, the compensation and governance committee will evaluate whether to accept such offer at its next regularly-scheduled meeting and provide its recommendation to the full Board of Directors, together with its recommendation for a potential replacement, if applicable. The Board of Directors further believes that each director should be generally available to respond to reasonable requests and commitments related to our company and that there is a limit to the number of public company boards of directors upon which a director may serve and meet such an availability requirement. As a result, our corporate governance guidelines provide that none of our directors may serve on more than four other public company boards of directors while serving on our Board.

The Board of Directors conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. As part of this process, the compensation and governance committee receives comments from all directors and reports annually to the Board with an assessment of the Board’s performance. This is discussed with the full Board following the end of each fiscal year. The assessment focuses on the Board’s contribution to our overall success and specifically focuses on areas in which the Board or management believes that the Board could improve.

For information about our director and executive officer stock ownership guidelines, see “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters—Stock Ownership Guidelines.”

Other Corporate Governance Matters

The Board of Directors, in its role as primary governing body, provides oversight of our affairs and strives to maintain and improve our strong corporate governance practices. To this end, we have adopted corporate governance guidelines and a code of business conduct and ethics applicable to directors, officers and employees. We have also adopted a separate code of ethics for our chief executive officer and our senior financial officers. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or any waiver from, a provision of these codes of ethics by posting such information on our website at www.highwoods.com.

The Board of Directors has also established a process for interested parties, including employees and stockholders, to communicate directly with the independent directors. Written communications may be addressed to the Chairman of the Board of Directors, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604.

The audit committee has adopted a process for interested parties, including employees and stockholders, to send communications to the audit committee with concerns or complaints concerning our regulatory compliance, accounting, audit or internal controls issues. Written communications may be addressed to the Chairman of the Audit Committee, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604.

The “Investor Relations/Governance Documents” section of our website includes online versions of our corporate governance guidelines, code of business conduct and ethics, code of ethics, audit committee charter and compensation and governance committee charter. This information is also available in print to any stockholder who requests it by writing Investor Relations, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604.

During 2005, we filed unqualified Section 303A certifications with the New York Stock Exchange. We have also filed the CEO and CFO certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 as exhibits to our 2005 Annual Report.

Non-Employee Director Compensation

The following table sets forth information concerning the compensation of persons serving as non-employee directors during 2005:

Non-Employee Director	Board/Committee Retainer and Meeting Fees	Other Compensation (1)	Restricted Stock
Thomas W. Adler	$48,000	—	$18,375
Kay N. Callison	$37,500	—	$18,375
Ronald P. Gibson (2)	$43,750	—	$18,375
William E. Graham, Jr. (3)	$37,500	$7,834	$9,188
Lawrence S. Kaplan	$51,250	$129	$18,375
Sherry A. Kellett (4)	$6,685	—	—
L. Glenn Orr, Jr.	$45,500	—	$18,375
O. Temple Sloan, Jr.	$68,000	$2,215	$36,750
Willard H. Smith, Jr. (3)	$37,500	—	$9,188
John L. Turner (3)	$43,750	$558	$18,375
F. William Vandiver, Jr.	$41,750	$7,136	$18,375

(1)	The amounts include the value attributable to the deferral, if any, of board or committee fees for phantom stock at a 15% discount and the value attributable to the assumed issuance of additional phantom stock at a 15% discount upon the declaration of a dividend, but such amounts do not take into account fluctuations in the implied value of such phantom stock based on changes in the value of our common stock.

(2)	Mr. Gibson retired as a director effective March 16, 2006.

(3)	Messrs. Graham, Smith and Turner retired effective as of December 31, 2005.

(4)	Upon becoming a director, Ms. Kellett received options to purchase 10,000 shares of common stock at an exercise price equal to the fair market value on the date of grant.

During the first quarter of 2005, the Chairman of the Board of Directors received a base retainer at an annual rate of $41,000 and other non-employee directors received base retainers at an annual rate of $23,000. In addition, each non-employee director received a fee of $1,250 (plus out-of-pocket expenses) for attendance in person at each meeting of the Board of Directors, $500 for each committee meeting attended, $250 for each telephonic meeting of the Board of Directors and between $250 and $400 for each telephonic meeting of a committee. The non-employee directors on the investment committee each received an additional retainer at an annual rate of $12,000 and $500 per day for property visits. The chairman of the audit committee received an additional retainer at an annual rate of $10,000 and $1,000 per day for non-scheduled audit committee activities.

Beginning in the second quarter of 2005, the Chairman of the Board of Directors now receives a base retainer at an annual rate of $50,000 and other non-employee directors now receive base retainers at an annual rate of $35,000, but non-employee directors no longer receive additional fees for attendance at meetings or participation in conference calls of the Board or its committees. Members of the audit, executive and compensation and governance committees now receive additional retainers at an annual rate of $5,000 for each committee, except that the additional annual retainer rate is $10,000 for the chairman of the compensation and governance committee and $20,000 for the chairman of the audit committee. Non-employee directors on the investment committee now receive additional retainers at an annual rate of $10,000 plus $500 per day for property visits.

During 2005, non-employee directors could elect to defer a portion of their fees for investment in stock options or units of phantom stock. At the end of each calendar quarter, any director that deferred fees for phantom stock was credited with units of phantom stock at a 15% discount or with stock options. Dividends on the phantom stock were assumed to be issued in additional units of phantom stock at a 15% discount. In July 2005, we modified the plan to preclude any fee deferrals into phantom stock after December 31, 2005.

SEC rules have prohibited us from issuing shares of common stock upon the exercise of stock options under our Form S-8 registration statement since the beginning of 2005 because of the delay in filing our SEC reports. As a result, upon the recommendation of our compensation and governance committee, the expiration dates of the following stock options previously granted to current and retired directors have been tolled as follows:

Name	Number of Options Outstanding	Exercise Price Per Share	Original Grant Date	Original Expiration Date	Tolled Expiration Date
William E. Graham, Jr. (1)	10,000	$22.44	June 8, 2004	June 7, 2005	(3)
O. Temple Sloan, Jr.	10,000	22.44	June 8, 2004	June 7, 2005	(3)
L. Glenn Orr, Jr.	10,000	20.75	February 23, 1995	September 30, 2005	(3)
John L. Turner (1)	25,885	20.69	March 1, 2000	September 30, 2005	(3)
John L. Turner (1)	45,000	20.75	February 23, 1995	September 30, 2005	(3)
John L. Turner (1)	45,972	22.19	March 25, 1999	September 30, 2005	(3)
Ronald P. Gibson (2)	20,000	27.75	January 2, 1996	January 2, 2006	December 31, 2006
Willard H. Smith Jr. (1)	10,000	28.75	April 30, 1996	June 30, 2006	December 31, 2006
Willard H. Smith Jr. (1)	10,000	21.94	April 24, 2000	June 30, 2006	December 31, 2006
Willard H. Smith Jr. (1)	10,000	22.18	March 25, 1999	June 30, 2006	December 31, 2006
Willard H. Smith Jr. (1)	2,000	22.75	January 31, 2000	June 30, 2006	December 31, 2006
Willard H. Smith Jr. (1)	2,000	24.75	January 25, 1999	June 30, 2006	December 31, 2006
Willard H. Smith Jr. (1)	2,000	25.73	January 29, 2001	June 30, 2006	December 31, 2006
William E. Graham, Jr. (1)	10,000	22.18	March 25, 1999	June 30, 2006	December 31, 2006
William E. Graham, Jr. (1)	2,000	22.75	January 31, 2000	June 30, 2006	December 31, 2006
William E. Graham, Jr. (1)	2,000	24.75	January 25, 1999	June 30, 2006	December 31, 2006
William E. Graham, Jr. (1)	2,000	25.73	January 29, 2001	June 30, 2006	December 31, 2006

(1)	Messrs. Graham, Smith and Turner retired effective as of December 31, 2005.

(2)	Mr. Gibson retired as a director effective March 16, 2006.

(3)	Such options will now expire 30 calendar days after the date in 2006 on which both we have become current on all of our SEC reporting obligations and our blackout policy does not prevent such options from being exercised on a cashless basis.

Executive Compensation

The following table sets forth information concerning the compensation of our President and Chief Executive Officer and our four other most highly compensated executive officers (the “Named Executive Officers”) in 2005:

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus (1)	Other Annual Compensation (2)	Restricted Stock Awards (3)	Securities Underlying Options (4)	All Other Compensation (5)
Edward J. Fritsch (6)	2005	$413,822	$430,272	$514	$864,663	195,555	$20,849
President and CEO	2004	$380,085	$302,104	$475	$485,831	171,775	$20,624
	2003	$325,219	$171,885	$5,048	$235,732	112,198	$20,399

Michael E. Harris (7)	2005	$312,801	$220,276	$3,746	$398,814	90,193	$9,450
Executive Vice	2004	$280,385	$201,491	$83,540	$202,349	77,369	$9,225
President and COO	2003	$223,492	$102,375	$3,736	$90,007	42,837	$9,000

Terry L. Stevens	2005	$248,461	$253,876	$13,710	$315,843	71,429	$9,450
Vice President and CFO	2004	$240,000	$158,550	$56,729	$134,411	51,396	$9,225
	2003	$18,462	$9,988	$2,006	$—	—	$—

Mack D. Pridgen, III	2005	$232,395	$163,654	$23,665	$296,299	67,009	$24,861
Vice President, General	2004	$226,600	$149,698	$22,092	$209,146	62,391	$24,636
Counsel and Secretary	2003	$225,092	$118,965	$15,957	$163,143	77,654	$24,411

Gene H. Anderson	2005	$230,755	$100,249	$2,738	$163,440	36,964	$9,450
Senior Vice President	2004	$225,000	$100,000	$7,473	$90,008	34,417	$9,225
	2003	$223,492	$102,375	$6,953	$90,007	42,837	$9,000

(1)	Includes any amounts earned in the indicated period that were paid in the following year.

(2)	The amounts include the value of the phantom stock discount related to the deferral, if any, of the officer’s base salary and/or annual bonus for phantom stock at a 15% discount during the period in which the cash deferral was actually made (regardless of when the salary and/or bonus had been earned) and the value attributable to the assumed issuance of additional phantom stock at a 15% discount upon the declaration of a dividend, but such amounts do not take into account fluctuations in the implied value of such phantom stock based on changes in the value of our common stock. If an officer that deferred compensation under this plan leaves our employ voluntarily or for cause within two years after the end of the year in which such officer deferred compensation for units of phantom stock, at a minimum, the 15% discount and any deemed dividends are forfeited. For Mr. Harris, the amount in 2004 also includes $63,386 in relocation and travel costs related to his move to Raleigh in connection with becoming Executive Vice President and COO on July 1, 2004 and $16,873 of additional perquisites earned during 2004. For Mr. Stevens, the amount in 2004 also includes $47,311 in relocation and travel costs related to his move to Raleigh in connection with becoming Vice President and CFO on December 1, 2003 and $9,417 of additional perquisites earned during 2004.

(3)	Represents the dollar value of restricted stock awards calculated by multiplying the closing market price of our common stock on the date of grant by the number of shares of restricted stock awarded. Such shares are subject to varying vesting criteria and include time-based restricted stock, performance-based restricted stock and total return-based restricted stock. The values assume all shares of restricted stock will vest and therefore do not reflect any diminution of value attributable to these vesting criteria and restrictions.

(4)	Options are incentive stock options or nonqualified stock options. Options vest ratably on an annual basis over a four-year period. Options granted prior to 2005 have a 10-year term and options granted in 2005 have a seven-year term.

(5)	Consists of amounts contributed by us under the Salary Deferral and Profit Sharing Plan and, if applicable, for term life insurance premiums.

(6)	Mr. Fritsch became our CEO effective July 1, 2004 after having served as our COO.

(7)	Mr. Harris became our COO effective July 1, 2004 after having served as Senior Vice President responsible for our operations in Tennessee, Missouri, Kansas and Charlotte.

Restricted Stock Holdings

The total restricted stock holdings of our Named Executive Officers and their fair market value based on the per share closing price of $28.45 as of December 31, 2005 are set forth below. Such shares are subject to varying vesting criteria and include time-based restricted stock, performance-based restricted stock and total return-based restricted stock. The values set forth below assume all shares of restricted stock will vest and therefore do not reflect any diminution of value attributable to these vesting criteria and restrictions. Dividends are paid on all restricted stock, whether or not vested, at the same rate and on the same date as on shares of common stock, and such dividends are non-forfeitable.

Name	Total Shares of Restricted Stock	Value at December 31, 2005
Edward J. Fritsch	71,509	$2,034,431
Michael E. Harris	30,489	$867,412
Terry L. Stevens	17,131	$487,377
Mack D. Pridgen, III	33,253	$946,048
Gene H. Anderson	17,257	$490,962

Option Grants in 2005

The following table sets forth information with respect to options granted in 2005 to the Named Executive Officers:

Name	Number of Securities Underlying Options (1)	Percent of Total Options Granted to Employees in 2005	Exercise Price Per Share	Expiration Date	Grant Date Present Value (2)
Edward J. Fritsch	195,555	30%	$26.34	February 29, 2012	$369,325
Michael E. Harris	90,193	14%	$26.34	February 29, 2012	$170,338
Terry L. Stevens	71,429	11%	$26.34	February 29, 2012	$134,901
Mack D. Pridgen, III	67,009	10%	$26.34	February 29, 2012	$126,553
Gene H. Anderson	36,964	6%	$26.34	February 29, 2012	$69,810

(1)	Options granted to Named Executive Officers in 2005 vest ratably on an annual basis over a four-year period.

(2)	As permitted by SEC rules, we have elected to illustrate the present value of the stock options at the date of grant using the Black-Scholes option-pricing model. All stock option models require a prediction about the future movement of the share price. The following assumptions were made for purposes of calculating grant date present value: expected time of exercise of seven years, volatility of 16.3%, risk-free interest of 4.19% and a dividend yield of 6.45%. The real value of the options in this table depends upon the actual trading activity of our common stock during the applicable period the options are exercisable.

2005 Year-End Option Values

The following table sets forth information with respect to options held by the Named Executive Officers as of December 31, 2005:

	Number of Securities Underlying Options at 2005 Year End (1)		Value of Unexercised in the Money Options at 2005 Year End (2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Edward J. Fritsch	479,814	401,735	$2,759,593	$1,169,755
Michael E. Harris	206,643	177,750	$944,908	$500,796
Terry L. Stevens	12,849	109,976	$29,553	$244,373
Mack D. Pridgen, III	310,980	167,337	$1,965,225	$563,175
Gene H. Anderson	115,702	92,307	$938,621	$310,664

(1)	Options include incentive stock options and nonqualified stock options. Unexercisable options vest ratably on an annual basis over no less than a four-year period.

(2)	Represents the difference between the closing price of $28.45 per share of common stock on December 31, 2005 and the options’ exercise prices as adjusted by any dividend equivalent rights.

SEC rules have prohibited us from issuing shares of common stock upon the exercise of stock options under our Form S-8 registration statement since the beginning of 2005 because of the delay in filing our SEC reports. As a result, upon the recommendation of our compensation and governance committee, the expiration dates of the following stock options previously granted to Messrs. Fritsch and Harris have been tolled as follows:

Name	Number of Options Outstanding	Exercise Price Per Share	Original Grant Date	Original Expiration Date	Tolled Expiration Date
Edward J. Fritsch	10,000	$27.75	January 2, 1996	January 2, 2006	December 31, 2006
Michael E. Harris	27,609	$26.75	September 20, 1996	September 20, 2006	December 31, 2006
Michael E. Harris	15,000	$29.63	September 20, 1996	September 20, 2006	December 31, 2006

Employment and Change-In-Control Contracts

We entered into a three-year employment contract with Mr. Harris on July 1, 2004. The contract is thereafter extended automatically for additional three-year periods unless we give notice to Mr. Harris during the 60-day period ending one year prior to expiration of the contract. Mr. Harris may terminate the contract at any time upon 30 days’ prior written notice to us. The contract provides for a minimum annual base salary of $305,000 for Mr. Harris, which may be increased by the Board of Directors. His contract includes provisions restricting him from competing with us during employment and, except in certain circumstances, for a one-year period after termination of employment. His employment contract provides for severance payments in the event of termination by us without cause or termination by Mr. Harris for good reason equal to his base salary then in effect for the greater of one year from the date of termination or the remaining term of the contract.

We have change in control contracts in effect with each of the Named Executive Officers. The contracts generally provide that, if within 36 months from the date of a change in control (as defined below), the employment of the executive officer is terminated without cause, including a voluntary termination because such executive officer’s responsibilities are changed, salary is reduced or responsibilities are diminished, or because of a voluntary termination for any reason in months 13, 14 or 15 following the change of control, such executive officer will be entitled to receive 2.99 times a base amount. An executive’s base amount for these purposes is equal to 12 times the highest monthly salary paid to the executive during the 12-month period ending prior to the change of control plus the greater of (1) the average annual bonus for the preceding three years or (2) the last annual bonus paid or payable to the executive. Additionally, the Stock Option Plan, the 1999 Shareholder Value Plan and the 2005 Shareholder Value Plan provide for the immediate vesting of all options, restricted stock and benefits upon a change of control. Certain of the executives also receive a lump sum cash payment equal to a stated multiple of the value of all of the executive’s unexercised stock options. The multiple is three times for Mr. Fritsch, two times for Mr. Harris and one time for Messrs. Anderson and Pridgen. The contracts for each of the Named Executive Officers have varying expiration dates, but are automatically extended for one additional year on each of their respective anniversary dates. For purposes of these contracts, “change in control” generally means any of the following events:

•	the acquisition by a third party of 20% or more of our then-outstanding common stock;

•	the individuals who currently constitute the Board of Directors (or individuals who subsequently become directors whose elections or nominations were approved by at least a majority of the directors currently constituting the Board of Directors) cease for any reason to constitute a majority of the Board of Directors;

•	approval by our stockholders of a reorganization, merger or consolidation in which we are not the surviving entity; or

•	approval by our stockholders of a complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.

Compensation and Governance Committee Interlocks and Insider Participation

During 2005, the compensation and governance committee consisted of Messrs. Orr, Sloan and William E. Graham, Jr. Mr. Graham retired from the Board of Directors effective December 31, 2005. None of these directors is a current or past employee of our company or any of our predecessors or acquired companies and each was and is and independent director.

Compensation and Governance Committee Report

The committee directs the administration of the Stock Option Plan, the 1999 Shareholder Value Plan, the 2005 Shareholder Value Plan and our other management incentive compensation plans. The committee’s compensation policies are designed to (a) attract and retain key individuals critical to our success, (b) motivate and reward such individuals based on corporate, business unit and individual performance and (c) align executives’ and stockholders’ interests through equity-based incentives. During 2005, the compensation and governance committee set compensation levels in compliance with the executive compensation program adopted in 1999 and revised in 2005, which was based upon extensive input from and the recommendation of William M. Mercer, Incorporated, an independent compensation consulting firm.

Compensation for executives is based generally on the following principles:

•	variable compensation should comprise a significant part of an executive’s compensation with the percentage at-risk increasing at increased levels of responsibility;

•	employee stock ownership aligns the interests of employees and stockholders;

•	compensation must be competitive with that offered by companies that compete with us for executive talent; and

•	differences in executive compensation should reflect differing levels of responsibility and performance within our organization.

A key determinant of overall levels of compensation remains the pay practices of public equity REITs that have revenues comparable to us. This peer group was chosen by our independent compensation and benefit consultants. Overall compensation is intended to be at, above or below competitive levels depending upon our performance relative to our targeted performance and the performance of our peer group.

There are three components to our executive compensation program: base salary; annual bonus; and long-term incentive compensation. The more senior the position, the greater the portion of compensation that varies with performance.

Base Salaries and Annual Bonuses.    Executive salaries other than that of the Chief Executive Officer are recommended to the committee by the Chief Executive Officer and are designed to be competitive with the peer group companies described above. Changes in base salaries are based on the peer group’s practices, our performance, the individual’s performance, experience and responsibility and increases in cost of living indices. Base salaries are reviewed for adjustment annually and adjustments, if any, are effective in April. The Chief Executive Officer’s base salary is determined by the committee.

Our executive officers participate in an annual bonus program whereby they are eligible for bonuses based on a percentage of their annual base salary as of the prior December. In addition to considering the pay practices of our peer group in determining each executive’s bonus percentage, the committee also considers the executive’s ability to influence our overall performance. Each executive has a target annual incentive bonus percentage that ranges from 50% to 85% of base salary depending on the executive’s position. The executive’s actual incentive bonus for the year is the product of the target annual incentive bonus percentage times a bonus performance “factor,” which can range from zero to 200%. This bonus performance factor depends upon the relationship between how various performance criteria compare with predetermined goals. For an executive who has division responsibilities, goals for certain performance criteria are based on the division’s budget for the year, and goals for other criteria are fixed objectives that are the same for all divisions. For corporate executives, the bonus performance factor is based on the average of the factors achieved by the division executives.

The bonus performance criteria for executive officers during 2005, which were equally weighted, were the following: average occupancy rates relative to budgeted rates; net operating income relative to budgeted amounts; average payback on leases (i.e., a metric that compares the investment in a lease to the amount of revenue to be received under the lease) relative to a fixed goal; and average lease term relative to a fixed goal. These criteria provide an objective basis for the committee to determine bonuses for division level and corporate level executive officers. The bonus performance factors for 2005 for division executives ranged from 62% to 122%, and the average bonus performance factor for corporate executives was 93%. For 2005, actual incentive bonuses for the Named Executive Officers ranged from 66% to 93% of each officer’s current base salary (not including any special additional bonuses or the effect of any deferral for deemed investment by us in units of phantom stock at a 15% discount as discussed below). Annual bonuses earned by executive officers for 2005 performance were paid during the first quarter of 2006.

The committee may from time to time also authorize the payment of special additional bonuses to executive officers for the attainment of particular individual goals or other purposes. During 2005, Mr. Fritsch earned a special additional bonus of $100,000 and Mr. Stevens earned a special additional bonus of $79,428 for individual excellent performance as determined by the compensation and governance committee.

We have a deferred compensation plan pursuant to which each executive officer can elect to defer a portion of his base salary and/or annual bonus for investment in various unrelated mutual funds. Prior to January 1, 2006, executive officers also could elect to defer cash compensation for investment in units of phantom stock. At the end of each calendar quarter, any executive officer who deferred compensation into phantom stock was credited with units of phantom stock at a 15% discount. Dividends on the phantom units are assumed to be issued in additional units of phantom stock at a 15% discount. If an officer that deferred compensation under this plan leaves our employ voluntarily or for cause within two years after the end of the year in which such officer deferred compensation for units of phantom stock, at a minimum, the 15% discount and any deemed dividends are forfeited. In July 2005, we modified the plan to preclude any salary deferrals into phantom stock after December 31, 2005.

Long-Term Incentives.    In addition to the annual bonus and as an incentive to retain executive officers, our officers generally receive annual grants of stock options and restricted stock under the Stock Option Plan. During 2005, depending on the executive’s position, each executive officer received aggregate long-term incentive awards ranging in value as of the date of grant from 75% to 295% of his 2005 annual base salary. With respect to each executive officer, aggregate long-term incentive awards were allocated as follows:

Type of Grant	Percentage of Total
Stock Options	30%
Time-Based Restricted Stock	30%
Performance-Based Restricted	20%
Total Return-Based Restricted Stock	20%

Stock options issued in 2005 vest ratably on an annual basis over four years and remain outstanding for seven years. The value of such options as of the date of grant was calculated using the Black-Scholes option-pricing model. The exercise price per share for such options was based on the average of the daily closing prices for our common stock over the 10-day period preceding the date of grant.

Shares of time-based restricted stock that were issued in 2005 to executive officers will vest one-third on the third anniversary, one-third on the fourth anniversary and one-third on the fifth anniversary of the date of grant.

Shares of performance-based restricted stock that were issued to executive officers in 2005 will vest pursuant to company-wide performance-based criteria. For 2005, the performance-based criteria was based on whether or not we meet or exceed operating and financial goals established under our Strategic Management Plan for the four following areas relative to established goals by the end of 2007: average occupancy rates; long-term debt plus preferred equity as a percentage of total assets; fixed charge coverage ratio; and ratio of dividends to cash available for distribution. To the extent actual performance equals or exceeds the threshold performance goals, the portion of shares of restricted stock that vest can range from 50% to 100%, and for exceptional levels of performance, additional shares can be granted at the end of the three-year period up to 50% of the original restricted shares that were issued. These additional shares, if any, would be fully vested when issued.

Shares of total return-based restricted stock that were issued to executive officers in 2005 will vest if our total shareholder return exceeds the average total returns of a selected group of peer companies over a three-year period. Except as otherwise set forth below, if our performance is not at least 100% of the peer group index, none of the restricted stock will vest at the end of the three-year period. To the extent performance equals or exceeds the peer group, the portion of shares that vest can range from 50% to 100%, and for exceptional levels of performance, additional shares can be granted at the end of the three-year period up to 100% of the original restricted stock that was issued. These additional shares, if any, would be fully vested when issued. Our 2005 Shareholder Value Plan sets forth more information about the amounts and vesting schedules with respect to shares of total return-based restricted stock issued in 2005. A new three-year plan cycle begins each year under our 2005 Shareholder Value Plan. For total return-based restricted stock issued after December 31, 2005, one-sixth of the restricted stock may also vest at the end of each year during the three-year cycle if our total shareholder return exceeds 9% during such applicable year.

Dividends are paid on all restricted stock, whether or not vested, at the same rate and on the same date as on shares of common stock, and such dividends are non-forfeitable.

The committee has retained the authority to issue long-term incentive awards at its discretion.

Section 162(m) of the Internal Revenue Code generally denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure and stockholder approval requirements are met. Option grants and certain other awards are intended to qualify as “performance-based” compensation not subject to the Section 162(m) deduction limitation. The committee believes that a substantial portion of compensation awarded under our compensation program would be exempted from the $1 million deduction limitation. The committee’s intention is to qualify, to the extent reasonable, a substantial portion of each executive officer’s compensation for deductibility under applicable tax laws.

Chief Executive Officer Compensation.    Mr. Fritsch’s salary, bonus and long-term incentive awards were determined by the committee in conformity with the policies described above for all other executive officers. Mr. Fritsch earned $413,822 in base salary during 2005. The bonus performance factor for Mr. Fritsch was 93% in 2005, which entitled him to a bonus of $330,272. Mr. Fritsch also earned a special additional bonus of $100,000 during 2005 for individual excellent performance as determined by the compensation and governance committee. During 2005, Mr. Fritsch was granted aggregate long-term incentive awards valued at $1,233,988 as of the date of grant. The long-term incentive awards consisted of 195,555 stock options at an exercise price of $26.34 per share and restricted stock valued at $864,663 as of the grant date. The stock options and restricted stock awarded to Mr. Fritsch in 2005 vest in conformity with the vesting criteria described above with respect to all other executive officers.

The committee believes that the total compensation received by Mr. Fritsch during 2005 was reasonable, not excessive and consistent with the pay practices of public equity REITs that have revenues comparable to us.

Changes for 2006.    Effective for 2006, we have adopted a retirement plan applicable to all employees, including executive officers, who, at the time of retirement, have at least 30 years of continuous qualified service or are at least 55 years old and have at least 10 years of continuous qualified service. Subject to advance retirement notice and execution of a non-compete agreement with us, eligible retirees would be entitled to receive a pro rata amount of the annual bonus earned during the year of retirement. Stock options and time-based restricted stock granted to such eligible retiree during his or her employment would be non-forfeitable and vest according to the terms of their original grants. Eligible retirees would also be entitled to receive a pro rata amount of any performance-based and total return-based restricted stock originally granted to such eligible retiree during his or her employment that subsequently vests after the retirement date according to the terms of their original grants. The benefits of this retirement plan apply only to restricted stock and stock option grants beginning in 2006 and will be phased in 25% on March 1, 2006 and 25% on each anniversary thereof. Grants made prior to 2006 are unaffected.

Compensation and Governance Committee

Kay N. Callison	L. Glenn Orr, Jr. (chair)	O. Temple Sloan, Jr.

Audit Committee Report

Purpose and Function of the Audit Committee.    The audit committee oversees the financial reporting process on behalf of the Board of Directors. Management is responsible for our financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. Our independent registered public accounting firm is responsible for expressing opinions on the conformity of the audited financial statements with U.S. Generally Accepted Accounting Principles, on the effectiveness of our internal control over financial reporting and on management’s assessment of the effectiveness of our internal control over financial reporting.

In fulfilling its oversight responsibilities, the audit committee has reviewed with management and our independent registered public accounting firm our audited financial statements for the year ended December 31, 2005 and the reports on the effectiveness of our internal control over financial reporting as of December 31, 2005 contained in our 2005 Annual Report, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee also reviewed and discussed with management and our independent registered public accounting firm the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in our 2005 Annual Report.

In addition, the audit committee received written disclosures from our independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed with the independent registered public accounting firm that firm’s independence from management and us and considered the compatibility of non-audit services with that firm’s independence.

Recommendations of the Audit Committee.    In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in our 2005 Annual Report for filing with the SEC.

Audit Committee

Lawrence S. Kaplan (chair)	Sherry A. Kellett	F. William Vandiver, Jr.

Principal Accountant Fees

Ernst & Young LLP, which had served as our independent registered public accounting firm since our initial public offering in 1994, was dismissed by the audit committee on February 17, 2006. On February 23, 2006, the audit committee engaged Deloitte & Touche LLP as independent registered public accounting firm to audit our consolidated financial statements commencing with the 2005 fiscal year. Aggregate fees for professional services rendered by our independent registered public accounting firms relating to the two most recent years were as follows:

	2005	2004 (1)
Audit Fees (2)	$2,911,000	$7,068,541
Audit-Related Fees (3)	—	$91,986
Tax Fees (4)	—	$33,358

(1)	For 2004, all fees related to services provided by Ernst & Young LLP.

(2)	For 2005, $1,011,000 of such fees related to services provided by Ernst & Young LLP and $1,900,000 of such fees related to services provided by Deloitte & Touche LLP.

(3)	Audit-related services generally include 401(k) audits, accounting analysis of business acquisitions and dispositions, accounting consultations and SEC filings.

(4)	Tax services generally include tax compliance, tax planning, tax advice and joint venture tax return review.

Pre-Approval Policies

The audit committee has adopted a policy requiring the pre-approval of all fees paid to our independent registered public accounting firm. All fees paid to each of our independent registered public accounting firms for services incurred during 2005 were pre-approved in accordance with the committee’s policies. Before independent registered public accounting firms are engaged to render any service, the proposed services must either be specifically pre-approved by the audit committee or such services must fall within a category of services that are pre-approved by the audit committee without specific case-by-case consideration. Any services in excess of any pre-approved amounts, or any services not described above, require the pre-approval of the audit committee chair, with a review by the audit committee at its next scheduled meeting. The audit committee has determined that the rendering of the non-audit services by Ernst & Young LLP and Deloitte & Touche LLP during or relating to 2005 was compatible with maintaining each such firms’ independence.

Change in Certifying Accountant

On February 17, 2006, the audit committee dismissed Ernst & Young LLP as our independent registered public accounting firm. On February 23, 2006, the audit committee engaged Deloitte & Touche LLP as independent registered public accounting firm to audit our consolidated financial statements commencing with the 2005 fiscal year. During our two most recent fiscal years and the subsequent interim period preceding our engagement of Deloitte & Touche LLP, neither we nor anyone on our behalf consulted with Deloitte & Touche LLP regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was the subject of a disagreement as defined in Item 304(a) of Regulation S-K.

The reports of Ernst & Young LLP on our consolidated financial statements did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principle, except that, as reported in Item 9A of our 2004 Annual Report, Ernst & Young LLP concurred with management’s assessment that our internal control over financial reporting was not effective as of December 31, 2004 due to material weaknesses that existed as of such date in: (1) our accounting processes for capitalizing interest and carrying costs during lease-up and internal leasing, development and construction costs; (2) our fixed asset and lease incentive accounting processes; and (3) our financial statement close process related to our use of and dependence upon manually prepared spreadsheets in accumulating and consolidating restatement adjustments recorded in connection with our historical financial statements. The first two material weaknesses resulted in adjustments that primarily affected interest expense, capitalized interest and other costs, depreciation expense, gains from sales of real estate assets and other income, and which required us to restate our financial statements for the years ended December 31, 2002 and 2003 and the first three quarters of 2004 as more fully described in Notes 19 and 20 to the consolidated financial statements contained in our 2004 Annual Report. Adjustments were also recorded in the fourth quarter of 2004. The first two material weaknesses also affected the accounts of all joint ventures for which we are primarily responsible for the preparation of financial statements, which in turn affected the equity in earnings of unconsolidated affiliates in such consolidated financial statements.

There were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Ernst & Young LLP, would have caused such firm to make reference thereto in connection with its reports during our two most recent fiscal years and the subsequent interim period preceding our dismissal of Ernst & Young LLP.

Stock Price Performance Graph

The following stock price performance graph compares our performance to the S&P 500, the Russell 2000 and the index of equity REITs prepared by National Association of Real Estate Investment Trusts (“NAREIT”). The stock price performance graph assumes an investment of $100 in our common stock and the three indices on December 31, 2000 and further assumes the reinvestment of all dividends. Equity REITs are defined as those that derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax-qualified REITs listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System. Stock price performance is not necessarily indicative of future results.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Stock Ownership Guidelines.    On April 26, 2005, our compensation and governance committee established the following stock ownership guidelines:

Position	Multiple (in dollars)
Corporate Executive Officers	5x Base Salary
Regional Managers	3x Base Salary
Divisional Vice Presidents and Other Officers	2x Base Salary
Directors	3x Base Annual Retainer

Shares of common stock acquired through our employee stock purchase plan or otherwise, operating partnership units, shares of restricted stock issued pursuant to the Stock Option Plan and phantom stock issued under our deferred compensation plan all count toward the suggested stock ownership guidelines. The compensation and governance committee believes that all participants should satisfy the guidelines by the later of April 26, 2008 or three years from the original date of employment or election as a director, as applicable.

Beneficial Ownership Table.    The following table sets forth the beneficial ownership of our common stock as of December 31, 2005 for each person or group known to us to be holding more than 5% of our common stock, each person currently serving as a director, each Named Executive Officer and our directors and executive officers as a group. The number of shares shown represents the number of shares of common stock the person “beneficially owns,” as determined by the rules of the SEC, including the number of shares that may be issued upon redemption of units of limited partnership interest in Highwoods Realty Limited Partnership, our operating partnership. Each operating partnership unit is redeemable by the holder for the cash value of one share of our common stock or, at our option, one share of our common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of All Shares (1)
O. Temple Sloan, Jr. (2)	606,123	1.1%
Edward J. Fritsch (3)	741,213	1.4%
Michael E. Harris (4)	310,979	*
Terry L. Stevens (5)	77,712	*
Mack D. Pridgen, III (6)	425,063	*
Gene H. Anderson (7)	1,041,018	1.9%
Thomas W. Adler (8)	100,914	*
Kay N. Callison (9)	606,955	1.1%
Lawrence S. Kaplan (10)	23,104	*
Sherry A. Kellett	—	—
L. Glenn Orr, Jr. (11)	42,454	*
F. William Vandiver, Jr. (12)	10,250	*
AEW Capital Management, L.P. (13)	2,991,160	5.5%
Cohen & Steers, Inc. (14)	3,247,700	6.0%
Barclays Global Investors, NA (15)	4,603,053	8.5%
All executive officers and directors as a group (14 persons)	6,133,106	10.7%

*	Less than 1%

(1)	The total number of shares outstanding used in calculating this percentage assumes that no operating partnership units, stock options or warrants held by other persons are exchanged for shares of common stock.

(2)	Number of shares beneficially owned includes 228,059 shares issuable upon exercise of options and 261,635 shares issuable upon redemption of operating partnership units.

(3)	Number of shares beneficially owned includes 620,945 shares issuable upon exercise of options and 9,344 shares issuable upon redemption of operating partnership units.

(4)	Number of shares beneficially owned includes 267,354 shares issuable upon exercise of options.

(5)	Number of shares beneficially owned includes 43,556 shares issuable upon exercise of options.

(6)	Number of shares beneficially owned includes 377,451 shares issuable upon exercise of options.

(7)	Number of shares beneficially owned includes 152,367 shares issuable upon exercise of options and 785,326 shares issuable upon redemption of operating partnership units.

(8)	Number of shares beneficially owned includes 79,829 shares issuable upon exercise of options.

(9)	Number of shares beneficially owned includes 26,000 shares issuable upon exercise of options. Ms. Callison disclaims beneficial ownership of 37,636 shares held in trust for the benefit of her child for which her spouse is trustee and for which she has no voting or investment power. Ms. Callison also disclaims beneficial ownership of 40,000 shares held in trust for the benefit of her husband for which she has no voting or investment power.

(10)	Number of shares beneficially owned includes 17,228 shares issuable upon exercise of options. The number of shares beneficially owned includes 1,000 shares held in trust for the benefit of his child for which Mr. Kaplan has investment making power. Mr. Kaplan’s spouse is the trustee and Mr. Kaplan disclaims beneficial ownership of those shares.

(11)	Number of shares beneficially owned includes 36,000 shares issuable upon exercise of options.

(12)	Number of shares beneficially owned includes 7,500 shares issuable upon exercise of options.

(13)	AEW Capital Management, L.P. is located at World Trade Center East, Two Seaport Lane, Boston, MA 02110-2021. Information obtained from Schedule 13G filed with the SEC.

(14)	Cohen & Steers, Inc. is located at 280 Park Avenue, 10th Floor, New York, New York 10017. Information obtained from Schedule 13G filed with the SEC.

(15)	Barclays Global Investors, NA is located at 45 Fremont Street, San Francisco, CA 94105. Information obtained from Schedule 13G filed with the SEC.

Equity Compensation Plans.    The following table provides information as of December 31, 2005 with respect to the shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders (1)	5,153,648	$24.23	1,731,835
Equity Compensation Plans Not Approved by Stockholders (2)	—	—	211,150

(1)	Consists of the Stock Option Plan, under which the compensation and governance committee may grant stock options, phantom stock, stock appreciation rights and restricted stock to our employees, officers and directors.

(2)	Consists of the 2000 Employee Stock Purchase Plan, under which all eligible employees have the option to defer up to 25% of their base salary at the end of each quarter to acquire shares of our common stock at a 15% discount.

Certain Relationships and Related Transactions

We have previously reported that we had a contract to acquire development land in the Bluegrass Valley office development project from GAPI, Inc., a corporation controlled by Mr. Anderson. Under the terms of the contract, the development land was purchased in phases, and the purchase price for each phase or parcel was settled for in cash and/or operating partnership units. The price for the various parcels was based on an initial value for each parcel, adjusted for an interest factor applied up to the closing date and also for changes in the value of the operating partnership units. On January 17, 2003, we acquired an additional 23.5 acres of this land from GAPI, Inc. for 85,520 shares of our common stock and $384,000 in cash for total consideration of $2.3 million. In May 2003, 4.0 acres of the remaining acres not yet acquired by us were taken by the Georgia Department of Transportation to develop a roadway interchange for consideration of $1.8 million. The Department of Transportation took possession and title of the property in June 2003. As part of the terms of the contract between us and GAPI, Inc., we were entitled to and received in 2003 the $1.8 million proceeds from the condemnation. In July 2003, we appealed the condemnation and are currently seeking additional payment from the state; the recognition of any gain has been deferred pending resolution of the appeal process. In April 2005, we acquired for cash an additional 12.1 acres of the Bluegrass Valley land from GAPI, Inc. and also settled for cash the final purchase price with GAPI, Inc. on the 4.0 acres that were taken by the Georgia Department of Transportation, which aggregated approximately $2.7 million. In August 2005, we acquired 12.7 acres, representing the last parcel of land to be acquired, for $3.2 million in cash. We believe that the purchase price with respect to each land parcel was at or below market value. These transactions were unanimously approved by the full Board of Directors with Mr. Anderson abstaining from the vote.

On February 28, 2005 and April 15, 2005, we sold through a third-party broker three non-core industrial buildings in Winston-Salem, North Carolina to John L. Turner and certain of his affiliates in exchange for a gross sales price of approximately $27.0 million, of which $20.3 million was paid in cash and the remainder from the surrender of 256,508 operating partnership units. We recorded a gain of approximately $4.8 million upon the closing of these sales. Mr. Turner, who was a director at the time of these transactions, retired from the Board of Directors effective December 31, 2005. We believe that the purchase price paid for these assets by Mr. Turner and his affiliates was equal to their fair market value. The sales were approved by the Board of Directors with Mr. Turner not being present to discuss or vote on the matter.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director and executive officer is required to file with the SEC, by a specified date, reports regarding his or her transactions involving our common stock. To our knowledge, based solely on the information furnished to us and written representations that no other reports were required, our current directors and executive officers complied with all such filing requirements during 2005. Robert G. Cutlip, one of our former executive officers, was late in reporting one disposition of common stock by a trust for which his spouse serves as trustee and John L. Turner, who retired from the Board of Directors effective December 31, 2005, was late in reporting three acquisitions of derivative securities convertible into common stock.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2006. If the appointment of Deloitte & Touche LLP is not ratified, the audit committee anticipates that it will nevertheless engage Deloitte & Touche LLP as our independent registered public accounting firm for 2006, but it will consider whether it should select a different independent registered public accounting firm for 2007.

Representatives of Deloitte & Touche LLP are expected to be present in person or by telephone at the meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2006.

OTHER MATTERS

Our management knows of no other matters that may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the person named in the proxy to vote such proxy in accordance with his judgment on such matters.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

To be considered for inclusion in the 2007 proxy material, the compensation and governance committee has determined that proposals of stockholders to be presented at the 2007 annual meeting of stockholders must be received by our secretary prior to December 1, 2006. If a stockholder wishes to present a proposal at the 2007 annual meeting, whether or not the proposal is intended to be included in the 2007 proxy material, our bylaws require that the stockholder give advance written notice to our secretary not less than 60 nor more than 90 days prior to the anniversary of this meeting. If a stockholder is permitted to present a proposal at the 2007 annual meeting but the proposal was not included in the 2007 proxy material, the compensation and governance committee has determined that our proxy holder would have the discretionary authority granted by the proxy card to vote on the proposal if the proposal was received after February 14, 2007.

COSTS OF PROXY SOLICITATION

The cost of preparing, assembling and mailing the proxy material will be borne by us. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and we will reimburse such holder for their reasonable expenses in doing so. We have retained Automated Data Processing, Inc. and American Stock Transfer to assist in the process of identifying and contacting stockholders for the purpose of soliciting proxies. The entire expense of engaging the services of such consultants to assist in proxy solicitation is expected to be approximately $10,000.

BY ORDER OF THE BOARD OF DIRECTORS

O. TEMPLE SLOAN, JR.
Chairman of the Board of Directors

June 2, 2006

3100 SMOKETREE COURT - SUITE 600 RALEIGH, NC 27604-1051

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Highwoods Properties, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Highwoods Properties, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	HWPR01	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HIGHWOODS PROPERTIES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THESE PROPOSALS:
	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number(s) on the line below.
1. ELECTION OF DIRECTORS
01) Thomas W. Adler 02) Gene H. Anderson	☐	☐	☐
03) Kay N. Callison 04) Sherry A. Kellett 05) L. Glenn Orr, Jr. 06) O. Temple Sloan, Jr.				For	Against	Abstain

2. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM for the fiscal year ending December 31, 2006.				☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IN HIS DISCRETION, THE PROXY IS ALSO AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL TWO.

(Please sign exactly as your name appears hereon. When signing on behalf of a corporation, partnership, estate, trust or in any other representative capacity,

please sign your name and title. For joint accounts, each joint owner must sign.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY

HIGHWOODS PROPERTIES, INC.

PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL

MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 3, 2006

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Highwoods Properties, Inc. (the “Company”) to be held on August 3, 2006, and the Proxy Statement in connection therewith; (b) appoints Edward J. Fritsch and Mack D. Pridgen, III, and each of them, as Proxy (the “Proxy”) with the power to appoint a substitute; and (c) authorizes the Proxy to represent and vote, as designated on the reverse, all shares of Common Stock of the Company, held of record by the undersigned on June 1, 2006, at such Annual Meeting and at any adjournment(s) thereof.

Please mark, date and sign this proxy and return promptly in the enclosed envelope so as to ensure a quorum at the meeting. This is important whether few or many shares are owned. Delay in returning your proxy may subject the Company to additional expense.